Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2021, with respect to the consolidated financial statements of Texas Roadhouse, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective December 26, 2018 due to the adoption of Financial Accounting Standards Board Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP

Louisville, Kentucky

May 17, 2021